PRESS RELEASE

                                  Contact: Fred G. Kowal
                                           President and Chief Operating Officer
                                           (973) 748-3600

American Bancorp of New Jersey, Inc.
American Bank of New Jersey
365 Broad Street
Bloomfield, NJ  07003-2798

NASDAQ Global Market "ABNJ"                For Immediate Release
                                           ---------------------
                                           August 20, 2008

          AMERICAN BANCORP OF NEW JERSEY, INC. ANNOUNCES CASH DIVIDEND
                 AND INITIATION OF NEW STOCK REPURCHASE PROGRAM

Bloomfield, New Jersey - August 20, 2008 - American Bancorp of New Jersey, Inc. (NASDAQ: ABNJ) (the Company), holding company of American Bank of New Jersey (the Bank), announced today that its Board of Directors has declared a quarterly cash dividend of $0.05 per share to stockholders of record as of September 10, 2008 payable on or about September 24, 2008.

The cash dividend is being paid to provide a return to stockholders. The payment of future dividends will be subject to the Board's periodic review of the financial condition, earnings, and capital requirements of the Company and the Bank.

The Company also announced the completion of its stock repurchase program announced on January 3, 2008 and the initiation of a new program to repurchase up to an additional 5% of its outstanding shares in the open market or in privately negotiated transactions. These shares will be purchased from time to time depending upon market conditions.

As of June 30, 2008, the Company had consolidated total assets of $630.7 million and stockholders' equity of $90.9 million. The Bank is a federally chartered stock savings bank which conducts business from its main office in Bloomfield, New Jersey and its branch offices in Cedar Grove, Verona, Nutley and Clifton, New Jersey.

The foregoing material contains forward-looking statements concerning our financial condition, results of operations and business. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. We do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.